SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)



                       TAKE-TWO INTERACTIVE SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          COMMON STOCK, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    874054109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 AUGUST 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)

         |X| Rule 13d-1(c)

         |_| Rule 13d-1(d)




----------
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

-----------------------------                          -------------------------
CUSIP No. 874054109                     13G                  Page 2 of 5 Pages
-----------------------------                          -------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      DAVID W. ROSENBAUM
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
NUMBER OF SHARES    5         SOLE VOTING POWER
  BENEFICIALLY
    OWNED BY                  1,237,500
      EACH        --------------------------------------------------------------
     PERSON         6         SHARED VOTING POWER
    REPORTING
      WITH                    Not Applicable
                  --------------------------------------------------------------
                    7         SOLE DISPOSITIVE POWER

                              1,237,500
                  --------------------------------------------------------------
                    8         SHARED DISPOSITIVE POWER

                              Not Applicable
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,237,500
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.33%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 5 Pages

Item 1(a).     Name of Issuer:

               TAKE-TWO INTERACTIVE SOFTWARE, INC.


Item 1(b).     Address of Issuer's Principal Executive Offices:

                     575 Broadway
                     New York, NY 10012

Item 2(a).     Name of Person Filing:

                    This Schedule 13G is filed on behalf of David W. Rosenbaum (the "Reporting Person").

Item 2(b).     Address of Principal Business Office or, if none, Residence:
                    c/o Jack of All Games, Inc.
                    2909 Crescentville Road
                    West Chester, OH 45069


Item 2(c).     Citizenship:

                    United States

Item 2(d).     Title of Class of Securities:

                     Common Stock, par value $.01 per share, of Issuer

Item 2(e).     CUSIP Number:

                    874054109

Item 3.        Type of Reporting Person:

                    This statement is filed pursuant to Rule 13d-1(c) of the Securities Exchange Act of 1934. All of the equity securities of the Issuer beneficially owned by the Reporting Person were not acquired with the purpose or with the effect of changing or influencing the control of the Issuer, or in connection with or as a participant in any transaction having such purpose or effect.

                   (a) - (j):       Not Applicable



                                Page 3 of 5 Pages

Item 4.        Ownership:

               (a)  Amount Beneficially Owned:

                    The Reporting Person is the beneficial holder of 1,237,500 shares of Common Stock of the Issuer.

               (b)  Percent of Class:

                    8.33%

               (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:

                         1,237,500

                    (ii) shared power to vote or to direct the vote:

                         Not Applicable

                   (iii) sole power to dispose or to direct the disposition of:

                         1,237,500

                    (iv) shared power to dispose or to direct the disposition
                         of:

                         Not Applicable


Items 5-9.     Not Applicable

Item 10. By signing below the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having that purposes or effect.


                                Page 4 of 5 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  September 10, 1998
                                                   /S/DAVID W. ROSENBAUM
                                             -----------------------------------
                                                      DAVID W. ROSENBAUM





                                Page 5 of 5 Pages